Exhibit 10.23

THIRD SUPPLEMENT

TO THE MASTER LOAN AGREEMENT

(REVOLVING LINE OF CREDIT LOAN)

THIS THIRD SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “Third Supplement”), effective as of March 28, 2007, is between AGSTAR FINANCIAL SERVICES,  PCA  (the “Lender”)  and  OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company (the “Borrower”), and supplements and incorporates all of the provisions of that certain Master Loan Agreement, dated as of even date herewith, between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).

1.             Definitions. As used in this Supplement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined in this Supplement shall have the meanings attributed to such terms in the MLA. Terms not defined in either this Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Minnesota and as amended from time to time.

“Accounts” means all of the Borrower’s “Accounts”, as such term is defined in the UCC, including, without limitation, the aggregate unpaid obligations of customers and other account debtors to Borrower arising out of the sale or lease of goods or rendition of services by Borrower on an open account or deferred payment basis.

“Availability Date” shall have the meaning specified in Section 5 of this Supplement.

“Borrowing Base” means, at any time, the lesser of: (a) $4,000,000.00; or (b) the sum of: (i) 75% of Borrower’s Eligible Accounts Receivable; plus (ii) 75% of Borrower’s Eligible Inventory.

“Borrowing Base Certificate” means the certificate substantially in the form of Exhibit A attached hereto properly completed and duly executed by an authorized officer of the Borrower.

“Eligible Accounts Receivable” means all unpaid Accounts, net of any credits, except the following shall not in any event be deemed Eligible Accounts:

(a)        That portion of Accounts unpaid 30 days or more after the invoice date:

(b)       That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

(c)        That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by any Borrower to the customer;

(d)       Accounts owed by any unit of government, whether foreign or domestic except Incentive Payments will be considered a part of Eligible Accounts as defined in the MLA;

(e)           Accounts owed by an account debtor located outside the United States;

(f)            Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(g)           Accounts owed by a member, Guarantor, Affiliate, officer or employee of any Borrower;

(h)           Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any lien, security interest or claim in favor of any Person other than the Lender, including, without limitation, any payment or performance bond;

(i)            That portion of Accounts that has been restructured, extended, amended or modified;

(j)            That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes; and

(k)           Accounts, or portions thereof, otherwise deemed ineligible by the Lender, in its sole discretion, exercised reasonably.

“Eligible Inventory” means all inventory held for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in the Borrower’s business and that has been specifically identified and accepted by the Lender, excluding all of the following inventory:

(a)           Covered by documents of title, instruments, or chattel paper when these documents, instruments and paper are not owned and held by the Borrower or are subject to competing claims, liens or encumbrances.

(b)           Intended to be sold outside of the ordinary course of business.

(c)           Consigned, sold or leased to others or on consignment or lease from others or subject to a bailment.

(d)           Subject to a competing claim, lien or encumbrance unless other than any Permitted Liens.

(e)           Paid for in advance with progress payments or any other sums to the Borrower in anticipation of the sale and delivery of inventory.

(f)            Obsolete or unusable in the ordinary course of business.

(g)           Inventory of work in progress.

(h)           Inventory that the Lender, in its sole discretion, disqualifies as Eligible Inventory, exercised reasonably..

“Incentive Payments” means any and all federal or state governmental subsidies, payments, transfers or other benefits, whether now or hereafter established, received by the Borrower in any fiscal year aged less than 120 days.

“Maximum Rate” shall have the meaning specified in Section 8 of this Supplement.

“Monthly Payment Date” means the first (1st) day of each calendar month.

“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding under this Supplement and the Revolving Line of Credit Note.

“Outstanding Revolving Advance” means the total Outstanding Credit under this Supplement and the Revolving Line of Credit Note.

“Request for Advance” shall have the meaning specified in Section 6(a) of this Supplement.

“Revolving Advance” means an advance under this Supplement and the Revolving Line of Credit Note.

“Revolving Letters of Credit” shall have the meaning specified in Section 7.

“Revolving Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Revolving Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Revolving Letters of Credit.

“Revolving Line of Credit Loan” shall have the meaning specified in Section 2 of this Supplement.

“Revolving Line of Credit Commitment” shall have the meaning specified in Section 2 of this Supplement.

“Revolving Line of Credit Loan Maturity Date” shall have the meaning specified in Section 2 of this Supplement.

“Revolving Line of Credit Loan Termination Date” shall have the meaning specified in Section 2 of this Supplement.

“Unused Commitment Fee” shall have the meaning specified in Section 6(d) of this Supplement.

2.             Revolving Line of Credit Commitment.  On the terms and conditions set forth in the MLA and this Third Supplement, Lender agrees to make one or more advances

(collectively, the “Revolving Line of Credit Loan”) to the Borrower on a revolving basis, during the period beginning on the Availability Date (as defined in Section 5 of this Third Supplement) and ending at 12:00 noon Central Time on the Business Day immediately preceding the Revolving Line of Credit Loan Maturity Date (as hereinafter defined in Section 4) (the “Revolving Line of Credit Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed $4,000,000.00 (the “Revolving Line of Credit Commitment”) provided, however, that at no time shall the Outstanding Revolving Advance exceed the Borrowing Base. Subject to Section 7 of this Third Supplement, under the Revolving Loan Commitment amounts borrowed and repaid or prepaid may be reborrowed at any time prior to and including the Revolving Line of Credit Termination Date.

3.             Purpose. The purposes for which advances under the Loan may be used are for general corporate and operating purposes of the Borrower and its subsidiaries, including closing costs and fees associated with the Revolving Line of Credit Loan. The Borrower agrees that the proceeds of the Loan are to be used only for the purposes set forth in this Section 3.

4.             Repayment of the Revolving Line of Credit Loan. The Borrower will pay accrued interest on the Revolving Line of Credit Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the date on which the first Advance is made on the Revolving Line of Credit Loan, and continuing on each Monthly Payment Date thereafter until the 364th day from the Conversion Date (the “Revolving Line of Credit Loan Maturity Date”). On the Revolving Line of Credit Loan Maturity Date, the amount of the then unpaid principal balance of the Revolving Line of Credit Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Revolving Line of Credit Loan will be due and payable. If any Monthly Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

5.             Availability. Subject to the provisions of the MLA and this Third Supplement, during the period commencing on the date on which all conditions precedent to the initial advance under the Revolving Line of Credit Loan are satisfied (the “Availability Date”) and ending on the Revolving Line of Credit Loan Termination Date, Revolving Advances will be made as provided in this Third Supplement. Notwithstanding the foregoing, Revolving Advances may be made available to the Borrower to acquire Inventory prior to the Availability Date in the Lender’s discretion.

6.             Making the Advances.

(a)           Revolving Advances. Each Revolving Advance shall be made, on notice from the Borrower (a “Request for Advance”) to the Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Revolving Advance specifying the amount of such Revolving Advance, provided that, no Revolving Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate. Any Request for Advance applicable to a Revolving Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day. The amount so requested from the Lender shall, subject to the terms and conditions of this Third

Supplement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

(b)         Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in this Third Supplement and the MLA), including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(c)         Minimum Amounts. Each Revolving Advance shall be in a minimum amount equal to $50,000.00.

(d)         Unused Commitment Fee. In addition to fees payable on the Closing Date, Borrower agrees to pay to the Lender an Unused Commitment Fee on the average daily unused portion of Lender’s Revolving Line of Credit Commitment from the Availability Date until the Revolving Line of Credit Loan Maturity Date at the rate of 0.35% per annum, payable in arrears in quarterly installments payable on the first (1st) day of each third month after the Availability Date.

(e)         Conditions Precedent to All Advances. The Lender’s obligation to make each Advance under the Revolving Line of Credit Note shall be subject to the terms, conditions and covenants set forth in the MLA and this Third Supplement, including, without limitation, the following further conditions precedent:

(i)            Completion of Project. The Project shall have been completed per the Plans and Specifications and a Completion Certificate shall have been obtained;

(ii)           Borrowing Base Certificate. Borrower shall have submitted a Borrowing Base Certificate as required under Section 14 of this Third Supplement.

(iii)          Representations and Warranties. The representations and warranties set forth in the MLA and this Third Supplement are true and correct in all material respects as of the date of the request for any Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof except as disclosed in writing to the Lender;

(iv)          No Defaults. The Borrower is not in default under the terms of the MLA, the Related Documents or any other Material Contracts to which the Borrower is a party and which relates to the construction of the Project or the operation of the Borrower’s business;

(v)           Government Action. No license, permit, permission or authority necessary for the construction or operation of the Project has been denied, revoked or challenged by or before any Governmental Authority; and

(vi)          Marketing Agreements. The Borrower has executed marketing agreements for all ethanol and DDGS to be produced at the Project and provided Lender with collateral assignments of all such agreements in form and content which is satisfactory to Lender and its counsel and acknowledged by the non-Borrower party to all such agreements.

7.            Letters of Credit.

Commitment to Issue. The Borrower may request Revolving Advances by the Lender, and the Lender, subject to the terms and conditions of this Third Supplement, may, in its sole discretion, issue letters of credit for any Borrower’s account (such letters of credit, being hereinafter referred to collectively as the “Revolving Letters of Credit”); provided, however, that:

(i)            the aggregate amount of outstanding Revolving Letter of Credit Liabilities shall not at any time exceed the amount of $1,500,000.00;

(ii)           the sum of the outstanding Revolving Letters of Credit plus the Outstanding Revolving Advances shall not at any time exceed the Borrowing Base;

(iii)          the expiration date of a Revolving Letter of Credit advanced under the Revolving Line of Credit Loan shall be no latter than the Revolving Line of Credit Loan Maturity Date.

Any Revolving Letters of Credit issued under this Section 7 are subject to the provisions of Section 2.06 of the MLA.

8.            Interest Rate. Subject to the provisions of Sections 2.07 and 2.08 of the MLA and Section 9 and 12 of this Third Supplement, the Revolving Line of Credit Loan shall bear interest at a rate equal to the LIBOR Rate plus 295 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Revolving Line of Credit Loan shall be as provided in the Revolving Line of Credit. Note, provided, however, in no event shall the applicable rate exceed the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received under applicable state or federal laws (the “Maximum Rate”).

9.            Default Interest. In addition to the rights and remedies set forth in the MLA: (i) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balance of the Revolving Line of Credit Loan shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Term Revolving Loan under the terms of the Term Revolving Note; (ii) after the maturity of the Term Revolving Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Term Revolving Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Revolving Line of Credit Loan under the terms of the Revolving Line of Credit Note; (iii) after the maturity of the Revolving Line of Credit Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Revolving Line of Credit Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Revolving Line of Credit Loan under the terms of the Revolving Line of Credit Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

10.         Late Charge.  If any payment of principal or interest due under this Supplement or the Revolving Line of Credit Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay, in addition to such amount, a late charge equal to five percent (5%) of the amount of such payment.

11.         Changes in Law Rendering Certain LIBOR Rate Loans Unlawful.  In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.

12.          Maximum Amount Limitation. Anything in this MLA, this Third Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Revolving Line of Credit Note or any of the Loan Obligations, or ever be required to pay interest on the Revolving Line of Credit Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under the MLA, this Supplement, the Revolving Line of Credit Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this Supplement, the Revolving Line of Credit Note, or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under the MLA, this Supplement, the Revolving Line of Credit Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Revolving Line of Credit Note, be either refunded to the Borrower, or credited on the principal of the Revolving Line of Credit Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under the Revolving Line of Credit Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Revolving Line of Credit Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This section shall control every other provision of all agreements among the parties to the MLA pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this section shall be deemed to be incorporated in every Loan Document and communication related thereto.

13.           Mandatory Prepayments or Collateralization. The Borrowers shall, within five (5) days following the earlier of the delivery of each Borrowing Base Certificate hereof or the day upon which such Borrowing Base Certificate was due, either (i) prepay the Advances in the amount, if any, by which the Outstanding Credit on the date of prepayment under this Section 15 exceeds the Borrowing Base at such time, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to the Lender additional collateral acceptable to the Lender, in the Lender’s sole discretion, and deliver all documentation that the Lender, in its sole discretion, may require in connection with such pledge and assignment and the perfection of a first-priority security interest in such additional collateral, so that the Borrowing Base plus the value assigned by the Lender, in its sole discretion, to such additional collateral equals or exceeds the Outstanding Credit.

14.           Reporting Requirements. In addition to the reporting requirements under Section 5.01(c) in the MLA, beginning with the fourth month after the Completion Date, the Borrower will furnish to the Lender as soon as available and in any event within 30 days after the end of each month (or at such other times or with such greater frequency as is requested by the Lender), a duly completed Borrowing Base Certificate, setting forth the Borrowing Base as of the last day of such month based upon collateral value criteria and advance rates which do not exceed those set forth in the Borrowing Base Certificate, and including such other information, representation and warranties contemplated therein, certified by the appropriate authorized officer of the Borrower.

15.           Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA and Loan Documents.

[Signature page follows.]

SIGNATURE PAGE TO:

THIRD SUPPLEMENT TO

THE MASTER LOAN AGREEMENT

(REVOLVING LINE OF CREDIT LOAN)

by and between

OTTER TAIL AG ENTERPRISES, LLC

and

AGSTAR FINANCIAL SERVICES, PCA

IN WITNESS WHEREOF, the parties have caused this Third Supplement to the Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

BORROWER:

OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company

/s/ Jerry Larson
By: Jerry Larson Its: President

LENDER:

AGSTAR FINANCIAL SERVICES, PCA,

/s/ Ron Monson
By: Ron Monson Its: Vice President

EXHIBIT A

BORROWING BASE CERTIFICATE

Detailed Calculation

For Period Ending:

Date Prepared:

1	Accounts Receivable:
	(ethanol)		$
	(DDGs)		$
	Other		$
	Other		$
	Total		$
	Deduct Ineligible Accounts		$
(31 days or more from invoice date)
	Deduct Ineligible Accounts		$
(as determined by Bank)
	Eligible Accounts Receivable		$
	Multiply by Borrowing Base Factor		75.00%
	Accounts Receivable Loan Availability			$

2	DDGS (current value)
	Ending Corn Inventory		$
	Ending DDGS & other bi-products Inventory		$
Total Inventory
	Multiply by Borrowing Base Factor		75.00%
	Inventory Loan Availability			$

3	Ethanol Inventories (lower of cost or market)
	Ending Ethanol Inventory		$
	Ending	Inventory	$
Other Inventory
	Total Inventory		$
	Multiply by Borrowing Base Factor		75.00%
	Inventory Loan Availability			$

4	Total Borrowing Base (Totals from #1, #2, & #3)			$

5	Outstanding Loan Balance including outstanding Letters of Credit (as of month end)		$

6	Excess or Deficit (Line 4 minus Line 5)			$

  *If a Deficit exists, remit amount unless remitted since end of month.

BORROWER REPRESENTS AND WARRANTS:

1.         With respect to the information in this Borrowing Base Certificate and any accompanying work papers related hereto (i) such information is true, complete and correct in all material respects as of the date set forth above as the Date Prepared; (ii) no information has been omitted which would make the foregoing misleading; (iii) there has been no significant change in the value of the items set forth on this Borrowing Base Certificate (the “Borrowing Base Collateral”) since the date set forth above as the Date Prepared; and (iv) there exists no Event of Default or any event which with the giving of notice or the passing of time or both would constitute an Event of Default.

2.         The Borrowing Base Collateral and the amounts reflected in this Borrowing Base Certificate (i) are genuine and in all respects are what they purport to be: (ii) presently are and will continue at all times to be subject to Lender’s duly perfected, first priority security interest and no other lien; and (iii) to the best of Borrower’s knowledge comply in all material respects with the eligibility criteria for any Borrowing Base items, respectively, and to the best of Borrower’s knowledge comply in all material respects with the representations and warranties contained in the Security Agreement.

The undersigned certifies that the amounts shown are true and correct from Borrower’s accounts and records as of the Date Prepared as indicated above, and there have been no material adverse changes therein since the above date. The information provided in the Borrowing Base Certificate is consistent with the requirements of the Credit Agreement.

Approved and Certified By:

OTTER TAIL AG ENTERPRISES, LLC a Minnesota limited liability company

By: Its: